Exhibit 10.24
MAGNOLIA OIL & GAS CORPORATION
LONG TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT GRANT NOTICE
Pursuant to the terms and conditions of the Magnolia Oil & Gas Corporation Long Term Incentive Plan, as amended from time to time (the “Plan”), Magnolia Oil & Gas Corporation (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the number of Performance Share Units (“PSUs”) set forth below in this Performance Share Unit Grant Notice (this “Grant Notice”). This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein, in the Performance Share Unit Agreement attached hereto as Exhibit A (the “Agreement”), in the Performance Share Unit Vesting Criteria and Methodology attached hereto as Exhibit B and in the Plan attached hereto as Exhibit C, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	[____________________]
Date of Grant:	[____________________]
Grant Date Number of Performance Share Units:	[____________________] (“Target Number of PSUs”)
General Requirements:	Subject to the terms and conditions of this Grant Notice, the Agreement and the Plan, a number of PSUs, ranging from 0% to 150% of the Target Number of PSUs, are eligible to become earned and vest, and Stock may become issuable with respect to such PSUs, based on (i) the Committee’s certification of the level of achievement of the specified performance criteria, and (ii) your satisfaction of the service-based vesting conditions.
Performance Criteria and Performance Period:
The performance criteria for the PSUs is based on relative total shareholder return, as described in Exhibit B attached hereto. PSUs actually earned upon satisfaction of the performance criteria requirements may range from 0% to 150% of the Target Number of PSUs and are referred to herein as the “Earned PSUs.”
The period over which the Company’s performance will be measured for purposes of applying the methodology set forth in Exhibit B shall be from [________, 20__] to [________, 20__] (the “Performance Period”).

Service-Based Vesting Conditions:
Except as otherwise described below, in order to be eligible to receive Stock in settlement of any Earned PSUs, you must remain continuously employed or engaged by the Company or an Affiliate, as applicable, from the Date of Grant through the date on which the PSUs are settled in accordance with Section 4 of the Agreement following the conclusion of the Performance Period.
In the event of the termination of your employment or service with the Company or an Affiliate other than as described below, at any time prior to the date on which the PSUs are settled in accordance with Section 4 of the Agreement following the conclusion of the Performance Period, all PSUs (and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without consideration or notice.

Treatment upon a Change in Control:
Upon a Change in Control during the Performance Period, the PSUs will cease to be subject to the performance goals set forth in Exhibit B and a number of PSUs equal to the greater of (i) the Target Number of PSUs or (ii) the percentage of the Target Number of PSUs that is deemed to have been earned upon such Change in Control based on actual performance assuming the Performance Period ended on the date of such Change in Control, as determined by the Committee (the “Frozen PSUs”), will remain outstanding and will be deemed Earned PSUs and, except as provided below, the Frozen PSUs shall vest subject to your continued employment or service through the conclusion of the original Performance Period and will be settled in accordance with Section 4 of the Agreement within 60 days thereafter.
Notwithstanding the foregoing, in the event of a Change in Control pursuant to which the successor company or a parent or subsidiary thereof does not assume the PSUs (a “Change in Control Vesting Event”), then so long as you have remained continuously employed by or have continued to provide services to the Company or an Affiliate, as applicable, from the Date of Grant through the date of such Change in Control, the Frozen PSUs will become Earned PSUs and will vest upon such Change in Control and will be settled in accordance with Section 4 of the Agreement within 60 days thereafter.

Vesting upon Certain Terminations following a Change in Control:
In the event of the termination of your employment or service by the Company or an Affiliate without Cause or upon your resignation for Good Reason, in each case, during the Change in Control Protection Period (a “Change in Control Termination”), the Frozen PSUs will remain outstanding and will be deemed Earned PSUs and will vest as of the date of such Change in Control Termination and will be settled in accordance with Section 4 of the Agreement within 60 days thereafter.

Vesting upon Certain Other Qualifying Terminations of Employment:
If termination of your employment or service (A) by the Company or an Affiliate without Cause, (B) due to your resignation for Good Reason, (C) due to your death, or (D) due to your Disability, occurs:

         (i) during the Performance Period and the preceding section “Vesting upon Certain Terminations following a Change in Control” does not apply, then, in each case (a “Pro-Rata Vesting Event”), (a) the PSUs will cease to be subject to the performance criteria set forth in Exhibit B as of the date of such Pro-Rata Vesting Event and a number of PSUs equal to the Target Number of PSUs will remain outstanding and will be deemed Earned PSUs for purposes of this Grant Notice and the Agreement (unless a Change in Control has previously occurred during the Performance Period, in which case the Frozen PSUs will be deemed Earned PSUs); and (b) a number of such Earned PSUs will vest as of the date of such Pro-Rata Vesting Event, equal to the product of (1) the total number of Earned PSUs times (2) a fraction, the numerator of which is the number of full months beginning with the first month of the Performance Period and ending on the date of your termination of employment or service (and counting the month in which such termination occurs as a full month), and the denominator of which is [__]. The portion, if any, of the Earned PSUs that have not vested as of the date of the Pro-Rata Vesting Event after applying the provisions of this paragraph shall become null and void and shall be forfeited as of such date.

         (ii) following the conclusion of the Performance Period, but prior to the date on which the PSUs are settled in accordance with Section 4 of the Agreement, you shall not forfeit your PSUs and the Earned PSUs (determined as of the end of the Performance Period in accordance with Exhibit B), if any, shall be settled in accordance with Section 4 of the Agreement.

The date of a Change in Control Vesting Event, a Change in Control Termination or a Pro-Rata Vesting Event is referred to herein and in the Agreement as an “Early Vesting Event.”
“Cause” means (a) the Participant’s material breach of this Agreement, of any other written agreement between the Participant and the Company or an Affiliate, or of any material policy or code of conduct established by the Company or an Affiliate and applicable to the Participant; (b) the commission of a material act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of the Participant upon the Company; (c) the conviction of the Participant for, or plea of nolo contendere by the Participant to, any felony (or state law equivalent) or any crime involving moral turpitude; or (d) the Participant’s willful failure or refusal, other than due to Disability, to perform the Participant’s obligations pursuant to this Agreement or any employment agreement with the Company or an Affiliate, as applicable, or to follow any lawful directive from the Company or any Affiliate, as determined by the Company; provided, however, that if the Participant’s actions or omissions as set forth in this clause (d) are of such a nature that the

Company determines they are curable by the Participant, such actions or omissions must remain uncured 30 days after the Company has provided the Participant written notice of the obligation to cure such actions or omissions.
“Change in Control” has the meaning set forth in Section 2(g) of the Plan, except that (i) in clause (A) of paragraph (iii) of such definition, “50%” shall be replaced with “60%,” and (ii) in the flush paragraph at the end of Section 2(g), clause (x) is removed. For the avoidance of doubt, in no event shall a series of unrelated transactions collectively constitute a Change in Control whether or not such transactions would otherwise constitute Business Combinations for this purpose.
“Change in Control Protection Period” means the 24 month period beginning immediately prior to the consummation of a Change in Control.
“Disability” means (a) a physical or mental impairment of sufficient severity that (1) you are unable to continue performing the duties assigned to you prior to such impairment, or (2) your condition entitles you to disability benefits under any insurance or employee benefit plan of the Company or its Affiliates, and (b) the impairment or condition is cited by the Company as the reason for your termination; provided that, in all cases, the term Disability shall be applied and interpreted in compliance with the Nonqualified Deferred Compensation Rules.
“Good Reason” means the Participant’s resignation within 120 days after any of the following events, unless the Participant consents to the applicable event: (i) a material decrease in the Participant’s base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other similarly situated employees of the Company; (ii) following the occurrence of a Change in Control, a material reduction in the aggregate amount of compensation opportunity and benefits provided to the Participant or in the level of the Participant’s participation relative to other similarly-situated participants; (iii) a material decrease in (a) the Participant’s then-current title or position, or (b) authority or areas of responsibility as are commensurate with the Participant’s then-current title or position; (iv) a relocation of the Participant’s principal work location to a location more than 50 miles from the Participant’s then-current principal location of employment; or (v) a material breach by the Company or any Affiliate of any provision of this Agreement or any material agreement between the Participant, the Company or any Affiliate. Notwithstanding the foregoing, any assertion by the Participant of a termination for Good Reason will not be effective unless and until the Participant has: (x) provided the Company, within 60 days of the Participant’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such Good Reason event; and (y) provided the Company or any Affiliate with an opportunity to cure the same within 30 days after the receipt of such notice.
By clicking to accept, you agree to be bound by the terms and conditions of the Agreement, the Plan, and this Grant Notice. You acknowledge that you have reviewed in their entirety and fully understand all provisions of the Agreement, the Plan, and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan, or this Grant Notice.

In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by applicable law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this Award. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents.
You acknowledge and agree that clicking to accept this Award constitutes your electronic signature and is intended to have the same force and effect as your manual signature.
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Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, effective for all purposes as provided above.
MAGNOLIA OIL & GAS CORPORATION
    By: __________________________________________
    Title: President and Chief Executive Officer
    Name: Chris Stavros

Signature Page
to
Performance Share Unit Grant Notice

Exhibit A

PERFORMANCE SHARE UNIT AGREEMENT
This Performance Share Unit Agreement (together with the Grant Notice, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”) by and between Magnolia Oil & Gas Corporation, a Delaware corporation (the “Company”), and [Participant Name] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to the Participant the Target Number of PSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement, and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. The PSUs are Other Stock-Based Awards granted pursuant to Section 6(h) of the Plan. To the extent earned and vested, each PSU represents the right to receive one share of Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement, and the Plan; provided, however, that, depending on the level of performance attained with respect to the applicable performance criteria, the number of shares of Stock that may be earned hereunder in respect of this Award may range from 0% to 150% of the Target Number of PSUs. Unless and until the PSUs have become Earned PSUs and the Participant has satisfied the continued employment or service requirements in the manner set forth in this Agreement, the Participant will have no right to receive any Stock or other payments in respect of the PSUs (except to the extent provided in Section 3). Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company. Consistent with the terms of the Plan, all designations, determinations, interpretations, and other decisions under and with respect to the terms of the Plan or the Agreement shall be within the sole discretion of the Committee, and shall be final, conclusive, and binding upon all persons.
2.Vesting of PSUs.
(a)    Subject to the terms of the Grant Notice and this Agreement, the PSUs shall vest and become Earned PSUs in accordance with the service-based vesting schedule and based on the level of performance attainment with respect to the applicable performance criteria set forth in the Grant Notice and Exhibit B, which shall be determined by the Committee in its sole discretion. Any PSUs (including all rights arising from such PSUs and from being a holder thereof) that do not become Earned PSUs upon the conclusion of the Performance Period or, if earlier, upon an Early Vesting Event will terminate automatically without any further action by the Company and will be forfeited without consideration or notice. Except as set forth in the Grant Notice, in the event of a termination of the Participant’s employment, all PSUs that have not been settled in accordance with Section 4 (including all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without consideration or notice. For the avoidance of doubt, in the event the Participant is or becomes a member of the Board, the Participant will be considered to have remained continuously employed or engaged by the Company or an Affiliate following the termination of the Participant’s employment with the Company or an Affiliate so long as the Participant is a member of the Board as of the date of such termination.
(b)    Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 2 and any written employment agreement entered into by and between the Participant and the Company or an Affiliate, as applicable, the terms of such employment agreement shall control.

3.    Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, the Participant holds PSUs granted pursuant to this Agreement that have not been settled or forfeited as of such record date, the Company shall pay Dividend Equivalents to the Participant in the form of cash in an amount equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of shares of Stock equal to the Target Number of PSUs, such payment to be made promptly following the date that the Company pays such dividend to its shareholders generally (however, in no event shall such Dividend Equivalents be paid later than 30 days following the date on which the Company pays such dividend). In addition, in the event the number of PSUs that ultimately become vested Earned PSUs pursuant to this Agreement exceeds the Target Number of PSUs (such number of Earned PSUs in excess of the Target Number of PSUs, the “Excess Payable PSUs”), then, on the date that the PSUs are settled in accordance with Section 4 (or as soon as administratively practicable thereafter, but in all cases within 60 days following the date such Excess Payable PSUs vest), the Company will pay to the Participant an additional amount in cash equal to the amount of cash dividends the Participant would have received if the Participant was the holder of record, from the Date of Grant until the date of settlement pursuant to Section 4, of a number of shares of Stock equal to the Excess Payable PSUs. Any such amount with respect to Excess Payable PSUs, if any, shall be unfunded, and neither this Section 3 nor any action taken pursuant to or in accordance with this Section 3 shall be construed to create a trust of any kind.  No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.
4.    Settlement of PSUs. Subject to the Participant’s continued employment or service through the applicable date specified by the Grant Notice, PSUs that have become Earned PSUs as of the conclusion of the Performance Period shall be settled within 60 days following the conclusion of the Performance Period; provided, however, that, (1) upon a Change in Control, Frozen PSUs that do not vest upon an Early Vesting Event will be settled within 60 days following the conclusion of the original Performance Period (subject to your continued employment or service through that date), and (2) upon an Early Vesting Event, the PSUs that have become vested Earned PSUs as of the date of such Early Vesting Event shall be settled within 60 days following such Early Vesting Event; provided, further, that in all cases payment shall be made no later than the 15th day of the third month following the end of the Company’s taxable year in which such PSUs are no longer subject to a substantial risk of forfeiture. The Company shall settle each vested Earned PSU, or fraction thereof, by delivering to the Participant one share of Stock, subject to the satisfaction of any tax withholding obligations under Section 5. All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion.
5.    Tax Withholding. To the extent that the receipt, vesting or settlement of this Award, including without limitation any payment made pursuant to Section 3 of this Agreement, results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award. In order to satisfy obligations for the payment of withholding taxes and other tax obligations related to the issuance of shares, the Company shall reduce the number of shares of Stock deliverable hereunder with respect to the PSUs by a number of shares of Stock up to the number of shares having an aggregate Fair Market Value on the date of withholding that does not exceed the aggregate amount of such obligations determined based on the maximum statutory withholding rates in the Participant’s jurisdiction that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. In the event the Company subsequently determines that the aggregate Fair Market Value of any shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Participant shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company, or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives for tax advice or an assessment of such tax consequences.
6.    Non-Transferability. None of the PSUs, rights to receive Dividend Equivalents or any interest or right therein may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the PSUs have been issued (or, in the case of Dividend Equivalents, the Dividend Equivalents have been paid in cash), and all restrictions applicable to such shares have lapsed. Neither the PSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect against the Company and its Affiliates, except to the extent that such disposition is expressly permitted by the preceding sentence.
7.    Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued, (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act, or (c) the Company has attained from any regulatory body having jurisdiction the requisite authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance.
8.    Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions, or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.
9.    Full Satisfaction. Any issuance or transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder.
10.    No Right to Continued Employment or Awards. Nothing in the adoption of the Plan, nor the grant of the PSUs thereunder pursuant to the Grant Notice and this Agreement,

shall confer upon the Participant the right to continued employment by the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment at any time. The grant of the PSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future.
11.    Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
12.    Entire Agreement; Amendment. This Agreement, the Grant Notice and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the PSUs granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance arrangement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement (including, for the avoidance of doubt, the Magnolia Oil & Gas Corporation Executive Severance and Change in Control Plan). Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan.
13.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
14.    Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators, and the person(s) to whom this Award may be transferred by will or the laws of descent or distribution.
15.    Clawback. Notwithstanding any provision in this Agreement, the Grant Notice or the Plan to the contrary, to the extent required by (a) applicable law and/or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy. For the avoidance of doubt, the Participant acknowledges that Participant is bound by the terms of the Company’s Clawback Policy, effective as of October 30, 2023, to the extent Participant qualifies as a “Covered Executive” thereunder, and that the Company may pursue recoupment in accordance with the terms of such policy, including without limitation by seeking recovery of any gains realized on the vesting, exercise, settlement, sale, transfer, or other disposition of PSUs subject to this Award and/or of Stock received with respect thereto.
16.    Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or any portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of such provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

17.    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the PSUs and all rights related thereto granted pursuant to this Agreement are intended to be exempt from the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be limited, construed, and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PSUs provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. The Participant’s employment or service shall terminate on the date that he or she experiences a “separation from service” as defined under the Nonqualified Deferred Compensation Rules.
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EXHIBIT B

PERFORMANCE SHARE UNIT VESTING CRITERIA AND METHODOLOGY
This Exhibit B to the Grant Notice contains the performance requirements and methodology applicable to the PSUs. Subject to the terms and conditions set forth in the Plan, the Agreement and the Grant Notice, the percentage of the Target Number of PSUs, if any, that become Earned PSUs at the conclusion of the Performance Period, subject to the Participant’s continued employment or service through the date on which the PSUs are settled in accordance with Section 4 of the Agreement, will be determined in accordance with this Exhibit B. Capitalized terms used but not defined herein or in the Grant Notice shall have the same meaning assigned to them in the Agreement or the Plan.
A. Performance Criteria
The performance criteria for the PSUs is relative total shareholder return (“Relative TSR”), which measures the Company’s TSR (as defined below) as compared to the TSR of the following companies (the “Peer Group”) over the period from [________, 20__] through [________, 20__] (the “Performance Period”):

•APA Corporation	•Devon Energy Corporation	•Murphy Oil Corporation
•Chord Energy Corporation	•EOG Resources, Inc.	•Range Resources Corporation
•Civitas Resources, Inc.	•Kosmos Energy Ltd.	• SM Energy Company
•Coterra Energy Inc.	•Marathon Oil Corporation	•Talos Energy Inc.
•CNX Resources Corporation	•Matador Resources Company	•Vital Energy, Inc.

Notwithstanding the foregoing, the following events shall be used to adjust the Peer Group in response to changes in the corporate structure of a company in the Peer Group during the Performance Period, unless otherwise determined by the Committee:
1.If a company in the Peer Group is acquired or becomes a private company, in each case, prior to the first anniversary of the commencement of the Performance Period, such company shall be removed from the Peer Group.
2.If a company in the Peer Group is acquired or becomes a private company, in each case, on or after the first anniversary of the commencement of the Performance Period, the TSR of such company shall be measured on the effective date of the consummation of such acquisition.
3.In the event of a merger or other business combination of two Peer Group members (including, without limitation, the acquisition of one Peer Group member, or all or substantially all of its assets, by another Peer Group member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Peer Group, provided that the common stock (or similar equity security) of such company is listed or traded on a national securities exchange through the last trading day of the Performance Period.
4.If a company in the Peer Group files for bankruptcy or liquidates due to an insolvency or is delisted, the TSR of such company shall be deemed to be negative 100% (and if multiple members of the Peer Group file for bankruptcy or liquidate due to an insolvency or are delisted, such members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies, liquidations and delistings ranking lower than later bankruptcies, liquidations and delistings).
Total shareholder return (“TSR”) shall be calculated as the change in stock price plus dividends paid over the Performance Period, assuming that the dividends were reinvested in the applicable company. The stock price at the beginning of the Performance Period will be calculated using the relevant company’s 20 trading-day average closing stock price leading up to, but not including, [________, 20__]. The stock price at the end of the Performance Period will be calculated using the relevant company’s 20 trading-day average closing stock price leading up to, and including, [________, 20__].
To determine Relative TSR, the companies in the Peer Group will be arranged by their respective TSR (highest to lowest) excluding the Company. The Company’s percentile rank will be interpolated between the company with the next highest TSR and the company with the next lowest TSR based on the differential between the Company’s TSR and the TSR of such companies.
B. Threshold(s)
No later than 60 days following the end of the Performance Period, the Committee shall certify the Company’s Relative TSR for the Performance Period and, based on the performance so certified, the PSUs shall become Earned PSUs, as follows:
Company Performance Ranking and Payout Schedule

Level	Relative TSR Performance (Percentile Rank vs. Peers)	Earned PSUs (% of Target)*
< Threshold	< 30th Percentile	0%
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	≥ 80th Percentile	150%
*The percentage of Target Number of PSUs that become Earned PSUs for performance between the threshold, target and maximum achievement levels shall be calculated using linear interpolation.
Notwithstanding the foregoing, in the event the Company’s TSR over the Performance Period is negative, the percentage of the Target Number of PSUs that become Earned PSUs shall not exceed 100%, regardless of Company’s actual percentile ranking for the Performance Period.
C. Additional Factors or Information Regarding Performance Vesting Methodology
Upon a Change in Control, the PSUs will cease to be subject to the performance goals set forth in Exhibit B and a number of PSUs equal to the greater of (i) the Target Number of PSUs or (ii) the percentage of the Target Number of PSUs that is deemed to have been earned upon such Change in Control based on actual performance assuming the Performance Period ended on the date of such Change in Control, as determined by the Committee (the “Frozen PSUs”), will remaining outstanding and will be deemed to be Earned PSUs and, except as otherwise provided in the Grant Notice, such PSUs shall vest subject to continued employment or service through the conclusion of the original Performance Period.

Consistent with the terms of the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the terms of the Plan or the Agreement, including this Exhibit B shall be within the sole discretion of the Committee, and shall be final, conclusive, and binding upon all persons.
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EXHIBIT C

MAGNOLIA OIL & GAS CORPORATION LONG TERM INCENTIVE PLAN
[SEE ATTACHED]

C-1

PSU